Exhibit 10.17

LICENSE AGREEMENT

This License agreement (the “Agreement”) dated 13 April 2011, by and between, Symbid B.V., a private limited liability company organized under the laws of the Netherlands, with its principal place of business at Maliesingel 29, 3581 BJ Utrecht, the Netherlands (“Licensor”); and

Symbid Coöperatie U.A. a private limited liability company organized and existing under the laws company organized under the laws of the Netherlands, with its principal place of business at Willem Buytewechstraat 123B, 3024 XC Rotterdam, the Netherlands (“Licensee”),

considering that

Licensor has developed the software as described in Article 1 (the “Software”) and is the rightful owner thereof;

Licensee has used since 12 April 2011 the Software under license to develop a crowdfunding website dedicated to funding small and medium sized enterprises (the “Platform”); and

Licensor and Licensee wish to confirm in writing the conditions and covenants on the basis of which they have performed and will continue to perform the license agreement between parties, as set out below.

hereby agree as follows:

Article 1. Scope

1.1

The Software offers fundamental functionality for developing and operating an online crowdfunding platform, such as the Platform which Licensee operates. The key elements of the Software are:

(i)

user control (user being able to post ideas and/or invest);

(ii)

idea control (posting and managing ideas/propositions on the platform as being ‘investment proposals’); and

1.2

The Software is licensed and not assigned. Licensor, together with its suppliers and licensors retains all right, title and interest in the Software, the documentation and any updates to the Software. No license is granted, explicitly or implicitly (by estoppel or any other legal doctrine) other than as explicitly stated in article 2 below. Any unlicensed copying, modification or distribution of the Software by Licensee forms a violation of the copyright of Licensor. In the event of such violation, Licensor may terminate this Agreement with immediate effect, and exercise any other legal remedy available under applicable law.

Article 2. Software License

2.1.

Subject to Licensee’s full and unconditional compliance with its obligations under the Agreement, Licensor hereby grants Licensee license to use the Software in order to operate the Platform. Licensor will use its best efforts to provide software updates. The license is granted for an indefinite term, but violation of the terms of this Agreement by Licensee shall result in immediate termination of the license, by operation of law and without any act of Licensor being required.

2.2.

Within one (1) day after the effective date of this Agreement, Licensor will make available a full digital copy of the Software in source code form (including documentation) to Licensee in a manner to be agreed upon by the parties at the time.

2.4

The Software will initially be handled under the supervision of Holder B.V., thereby also operating under the Service Level Agreement of Holder B.V. If Licensor wishes to make use of a developer other than Holder B.V., Licensor shall notify to Licensee the identity of this other developer.

Article 3. Non-competition

3.1

Licensee hereby declares and agrees that during the execution of this Agreement, its Platform will be targeted towards entrepreneurs and investors of small and medium sized enterprises.

3.2

Licensee shall not provide (a copy of) the Software, nor grant a sublicense to use the Software to anybody.

Article 4. Moral rights

4.1.

It is required that Licensee makes clear to the public that its Platform was built using the Software. This may be done by placing a text, such as 'powered by Symbid B.V.' in the footer of each web page of the Platform and near the logo on the home page. The precise contents, proportions and locations of the text(s) may be determined by Licensor and will be provided to Licensee.

Article 5. Formalities

5.1.

In case the license granted above requires certain formalities under the laws of any country, Licensor hereby undertakes to fully cooperate in the execution of such formalities.

5.2.

If necessary, Licensor will cause its employees and contractors to fully cooperate with such execution. However, Licensor cannot guarantee that these employees and contractors are available at all times in the future.

5.3.

Any costs associated with such formalities shall be borne by Licensee.

5.4

In case the assertion of any right identified above requires further assistance of Licensor or any of its employees or contractors, for example to provide testimony or records to prove authorship, the parties will engage on negotiations to work out a suitable arrangement for the provision of such assistance.

Article 6. Audit

6.1

During the Term of this Agreement and for a period of one (1) year after termination thereof, upon the written request of Licensor (the "Auditing Party") and not more than once in any twelve (12) month period, Licensee (the "Audited Party") shall permit an independent certified public accounting firm selected by the Auditing Party (and reasonably acceptable to the Audited Party and subject to a written confidentiality agreement with the Audited Party), to have access during normal business hours and upon at least ten (10) days prior notice to those records of the Audited Party as are reasonably necessary to verify the accuracy of the billing information, or data which billing information is based upon, delivered by the Audited Party to the Auditing Party, but only for the one (1) year period before such audit request. Any such audit shall take place at Licensee's headquarters or another location in the Netherlands agreed upon in writing by the Parties.

a.

If such accounting firm concludes that the Auditing Party has been underpaid or overpaid, then such under- or overpayment shall be rectified within sixty (60) days after receipt of a final written report from the Auditing Party's accounting firm detailing the amount.

b.

If any underpayment by the Audited Party exceeds ten percent (10%) and is greater than five thousand Euro’s (EUR 5,000) for the period reviewed, the Audited Party shall also reimburse the Auditing Party for the reasonable fees and substantiated out of pocket costs of such audit.

c.

Except as otherwise stated in this article 6, the Auditing Party shall bear the full costs of such audit.

Article 7. Limited warranty

7.1.

Licensor represents and warrants that the Software does not contain any malicious code, virus or Trojan Horse.

7.2.

To the best of its knowledge, Licensor represents and warrants that the Software is originally developed by Licensor. However, Licensor does not guarantee or warrant that the Software is free of any third-party claims regarding infringement of any intellectual property right, such as patent, copyright, database right, or trademark, or regarding the misappropriation of trade secrets. On the date of signature Licensor has received no claims of any third party regarding such infringement.

Article 8. Miscellaneous

8.1.

The law of the Netherlands governs this Agreement.  Any disputes arising between Licensor and Licensee in connection with this Agreement will be settled by the competent court in Amsterdam for the principal place of business of Licensor.

8.2.

In the event that any part of this Agreement becomes or is declared to be invalid by any court of competent jurisdiction, such invalidity shall not affect the rest of this Agreement. The parties shall in such a case determine one or more replacement provisions that most closely approximate the clause concerned and which is legal under applicable law.

8.3.

The failure of either party at any time to require performance by the other party of any provision of this Agreement shall in no way affect that party's right to enforce such provisions, nor shall the waiver by either party of any breach of any provision of this Agreement be taken or held to be a waiver of any further breach of the same provision.

8.4.

Neither party may bring an action, regardless of form, arising out of or related to this Agreement more than one year after the cause of action has arisen or the date of discovery of such cause, whichever is later.

Article 9. Payments

9.1

The Licensee will forward to Licensor 100% of the administration fees (2,5% exclusive of VAT) and success fees (5% exclusive of VAT) as received from investors or entrepreneurs and belonging to transactions on the Licensee platform (for example all transactions processed via www.symbid.com and www.symbid.nl).

9.2

The administration fees and success fees shall be calculated on a monthly (calendar year) basis as of the execution date hereof and are payable within 30 days of the end of the month. At the end of each month, Licensor shall supply to Licensee all the relevant data necessary to calculate the administration fees and success fees. Licensor shall subsequently invoice Licensee for the administration fees and success fees owed.

Article 10. Term and termination

10.1

This Agreement will become effective when all the parties have signed it. This Agreement shall remain in force for an indefinite term.

10.2.

Either party may terminate the Agreement by written notice to the other party with immediate effect, without the requirement for notice of default or intervention of the Court, in the event of the following: if the other party has been granted suspension of payments, whether provisionally or not; if a petition for bankruptcy has been filed with respect to the other party and the petition has not been revoked within seven calendar days; if the other party files for bankruptcy itself; or if the other party’s enterprise is dissolved or terminated, except in case of a merger with or absorption by another party.

10.3

In case of termination of the Agreement, regardless of cause and regardless of who initiated the termination, Licensee shall cease all use of the Software, as soon as possible. Any invoices sent before the date of termination will remain due and in full effect and will become immediately payable on termination. Those provisions of this Agreement which by their nature should survive the termination of this Agreement, shall survive such termination for as long as either party can reasonably claim benefits therefrom.

Was agreed, acknowledged and signed in two copies in Utrecht on 13 April 2011.

For Licensor:
Symbid B.V. By: Zomer B.V. By: Voyager Participaties B.V. By: Voyager Beheer B.V. By: Maarten Hendrik Timmerman /s/ Maarten Hendrik Timmerman __________________________________	Symbid B.V. By: Zomer B.V. By: Liv van der Veen /s/ Liv van der Veen ________________________________________
Title: Managing Director	Title: Managing Director

For Licensee:
Symbid Coöperatie U.A. By: Maarten Hendrik Timmerman /s/ Maarten Hendrik Timmerman ________________________________	Symbid Coöperatie U.A. By: Robin Slakhorst /s/ Robin Slakhorst ________________________________________
Title: Board member	Title: Board member

Symbid Coöperatie U.A. By: Korstiaan Zandvliet /s/ Korstiaan Zandvliet __________________________________	.
Title: Board member